Mario Procopio
Kathy Procopio
11422 Kathy Lane
Garden Grove, CA 92804-1717
(714) 740-0601

January 30, 2007

TO: Savi Media Group, Inc.
9852 W. Katella Ave., Suite 363
Anaheim, CA 92804
(800) 916-5420

Re: Director/Officer Resignations

To: Directors and Officers of SaVI Media Group, Inc.:

We have resigned as Directors and Officers of the SaVI Media Group, Inc. effective as of the close of business on January 30, 2007.

For the last six months’ or so, I, Mario, have brought up concerns to the directors & officers of Savi Media Group, Inc., and I have been especially pressing Serge Monros for more specific information concerning the intellectual property rights covering the inventions he created which he assigned to SaVI Media Group, Inc. I have never received any straight answers from anyone and in fact Serge got upset and had a lawyer send me a letter for holding him accountable on this subject. Serge stated that the concern I have had is slanderous.

The complete truth to Mario’s concerns about Serge Monros misrepresentations arrived in a January 23, 2007 Patents Status Report from Kelly Lowry & Kelly, LLP, patent attorneys, who represented that the following 32 Docket entries were in their files as either incomplete or as Public Domain:

47671	47682	47947
47672	47683	47948
47673	47744	47949
47674	47745	38834 (Japan)
47675	47746	38609 (USA - Provisional)
47676	47747	47931
47677	47106	47932
47678	47943	47933
47679	47944	47934
47680	47945	47935
47681	47946

According to this Patent Status Report, there are no active United States of America or foreign patents covering the products identified as: The (DynoValve) (Formerly) ECV-1, First Generation; the (DynoValve 2) (Formerly) ECV-2, Second Generation; the (DynoValve Pro 1), Power-Valve-1, First Generation; the (DynoValve Pro 2), Power-Valve-2, Second Generation; The Noxecutor; and The Smog Cyclinator. Etc.

Without the protection of patents, anyone can copy, manufacture and sell these products.

Trademarks offer little or no protective benefit applied to public domain products such as these.

Investors are seldom interested in such undeveloped, not-yet-in-the-marketplace, public domain products.

We are disappointed, and feel betrayed at what we believe were patented products ready for pre-production, fabrication and testing.

Given the above, we have resigned as Directors and Officers of SaVI Media Group, Inc., effective January 30, 2007.

Regretfully,

Mario Procopio

Kathy Procopio